UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 4, 2009

FLEXTRONICS INTERNATIONAL LTD.
 (Exact name of registrant as specified in its charter)

Singapore	0-23354	Not Applicable
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Marina Boulevard, # 28-00, Singapore	018989
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (65) 6890-7188

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note:

On March 10, 2009, Flextronics International Ltd. (the “Company”) filed a Current Report on Form 8-K (the “Initial Filing”) that included, in Items 2.05 and 2.06 thereof, disclosure regarding the Company’s implementation of a restructuring program. At that time, the Company was unable to make a determination of the timing or estimated amount or range of amounts to be incurred for each major type of cost, as required by Item 2.05 of Form 8-K. The Company is filing this Form 8-K/A to amend Items 2.05 and 2.06 of the Initial Filing to provide additional information regarding the restructuring program, including actual costs incurred during the Company’s fiscal fourth quarter ended March 31, 2009 associated with this program. Except as stated herein, no other changes are being made to the Initial Filing.

Item 2.05 Costs Associated with Exit or Disposal Activities.

On March 10, 2009, the Company reported that its Board of Directors approved a series of restructuring activities, which are intended to rationalize the Company’s global manufacturing capacity and infrastructure as a result of macroeconomic conditions. During its fiscal quarter ended March 31, 2009, the Company recognized restructuring charges of $150.6 million associated with these activities, of which $128.8 million was classified as cost of sales and $21.8 million was classified as selling, general and administrative expenses. The Company recognized a cash charge of $80.6 million for employee termination costs, a non-cash charge of $53.1 million for the write-down of property and equipment, and charges of $16.8 million, which were primarily cash charges for contractual obligations associated with facility and equipment lease terminations.

The total cash charges included in the $150.6 million in restructuring charges incurred during the Company’s 2009 fiscal fourth quarter amounted to $95.2 million and $25.5 million of this amount was paid as of March 31, 2009. As of March 31, 2009, $69.7 million of the cash charges was accrued, of which $64.9 million is expected to be paid during the Company’s 2010 fiscal year.

The Company does not anticipate a significant change to its previously announced restructuring plan as described in the Initial Filing and anticipates an additional charge between $70.0 million and $100.0 million in fiscal year 2010, the majority of which is expected to be incurred in the first quarter of fiscal year 2010. Of this amount, approximately $30.0 million to $50.0 million is expected to result in cash expenditures related to employee benefit and severance arrangements and other contractual obligations, and $40.0 million to $50.0 million in non-cash charges for the write-down of property and equipment.

Item 2.06 Material Impairments.

In connection with the exit activities described in Item 2.05 above, the Company recognized non-cash charges for the impairment of property and equipment of $53.1 million during the 2009 fiscal fourth quarter. The Company will perform impairment assessments on property, plant and equipment held by each facility that may be impacted by the associated actions during fiscal year 2010. At this time, the Company has estimated a range related to the non-cash impairment charges to be approximately $40.0 million to $50.0 million during fiscal year 2010 (which is included in the remaining estimated total charges of $70.0 million to $100.0 million expected to be incurred in fiscal year 2010 included in Item 2.05 above).

Safe Harbor Statement

This report contains forward-looking statements, including those regarding the expected nature, timing, and charges associated with, the Company’s restructuring actions. All forward-looking statements are based on management’s estimates, projections and assumptions as of the date hereof and include the assumptions that underlie such statements. These statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including but not limited to: uncertain global and economic market conditions; the Company’s ability to implement the actions as planned; retention of key employees; and changes in the Company’s business requirements. Additional information concerning these and other risks is described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our reports on Form 10-K, 10-Q and 8-K that we file with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to revise or update any forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLEXTRONICS INTERNATIONAL LTD.

Date: May 20, 2009	By: /s/ Paul Read
Name: Paul Read
Title: Chief Financial Officer